Exhibit 10.33

MOTOROLA MOBILITY

SUBSTITUTE AWARD DOCUMENT

For the

Motorola Mobility Holdings, Inc. Legacy Incentive Plan

Terms and Conditions Related to Non-Employee Director Nonqualified Stock Options

Recipient:	Date of Expiration:

Commerce ID#:	Original Number of Options Granted (adjusted):

Original Date of Grant:	Exercise Price (adjusted):

Number of Options Outstanding as of January 4, 2011 (adjusted):

On the Original Date of Grant (the “Date of Grant”), Motorola, Inc. granted you options to purchase shares of its common stock under the Motorola Omnibus Incentive Plan of 2002. Such options have been assumed by Motorola Mobility Holdings, Inc. (“Motorola Mobility” or the “Company”) through the Motorola Mobility Holdings, Inc. Legacy Incentive Plan (the “Plan”) as of the Distribution Date (as defined in the Plan). The number of options (“Options”) awarded to you and the exercise price per Option, (as adjusted, the “Exercise Price”) have been adjusted as stated above to reflect the assumption and substitution of the awards by Motorola Mobility under the terms of the Plan. As adjusted, each Option entitles you to purchase one share of Motorola Mobility’s common stock on the terms described below and in the Plan. Your future vesting and exercise period will be based on your service as a Non-Employee Director of Motorola Mobility (as defined below). The terms and conditions of this Award Document, including the terms and conditions related to the vesting and expiration of Options upon a “Change of Control”, should be construed and interpreted in accordance with the above, as well as the terms and conditions of the Plan.

Your Options will continue to vest and become exercisable in accordance with the original terms and conditions set forth in the applicable Motorola Plans (as defined in the Plan) and your award agreement having the Original Date of Grant specified above, including any special vesting dates or conditions, with the exception that your vesting on and after January 4, 2011 shall be determined solely by reference to your employment or service with Motorola Mobility or a Subsidiary. For the Number of Options Outstanding as of January 4, 2011 (as adjusted) that are currently vested and exercisable, and those that are scheduled to vest and become exercisable on each future vesting date, you should refer to your on-line account (currently with Morgan Stanley Smith Barney, and reachable at https://www.benefitaccess.com/). You are strongly encouraged to view your on-line account immediately to completely understand your Options and their vesting schedule.

Vesting and Exercisability You cannot exercise the Options until they have vested.

Regular Vesting – The Options will vest according to the terms and conditions described above (subject to the other terms hereof).

Special Vesting – You may be subject to the Special Vesting Dates described below if your service as a Non-Employee Director of Motorola Mobility terminates.

Exhibit 10.33

Exercisability – You may exercise Options at any time after they vest and before they expire as described below.

Expiration

All Options expire on the Date of Expiration as stated above. Once an Option expires, you no longer have the right to exercise it.

Special Vesting Dates

There are events that cause your Options to vest sooner than the schedule discussed above. Those events are as follows:

Retirement- If your service as a Non-Employee Director with Motorola Mobility is ended because of your Retirement, Options that are not vested will automatically become fully vested upon your Retirement. All your Options will then expire on the Date of Expiration stated above. Retirement as a Non-Employee Director means (only for purposes of this Option) the following:

(i) your resignation at or after age 55,

(ii) your failure to stand for re-election at or after age 55, or

(iii) your failure to be re-elected at or after age 55.

Death- If your service as a Non-Employee Director with Motorola Mobility is terminated because of your death, Options that are not vested will automatically become fully vested upon your death. All your Options will then expire on the Date of Expiration stated above. Until that time, with written proof of death and inheritance, the Options will be exercisable by your legal representative, legatees or distributees.

Change In Control- If there is a Change in Control of Motorola Mobility (as defined in the Plan), all the unvested Options will automatically become fully vested as described in the Plan and will be exercisable until the Date of Expiration stated above.

Termination of Service as a Non-Employee Director for any Other Reason than Described Above – If your service as a Non-Employee Director terminates for any reason other than that described above, all of your unvested Options will become fully exercisable upon your termination and will be fully exercisable until the Date of Expiration stated above.

Other Terms

Method of Exercising- You must follow the procedures for exercising options established by Motorola Mobility from time to time. At the time of exercise, you must pay the Exercise Price for all of the Options being exercised. Options may not be exercised for less than 50 shares unless the number of shares represented by the Option is less than 50 shares, in which case the Option must be exercised for the remaining amount.

Transferability- Options are transferable by will or the laws of descent and distribution and as provided by the resolutions of the Committee authorizing the grant of the Options.

Consent to Transfer Personal Data

By accepting this award, you voluntarily acknowledge and consent to the collection, use, processing and transfer of personal data as described in this paragraph. You are not obliged to consent to such collection, use, processing and transfer of personal data. However, failure to provide the consent may affect your ability to participate in the Plan. Motorola Mobility and its Subsidiaries hold certain personal information about you, that may include your name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, any shares of stock held in Motorola Mobility, or details of all options or any other entitlement to shares of stock awarded, canceled, purchased, vested or unvested, for the purpose of managing and administering the Plan (“Data”). Motorola Mobility and/or its Subsidiaries will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of your participation in the Plan, and Motorola Mobility and/or any of its Subsidiaries may each further transfer Data to any third parties assisting Motorola Mobility in the implementation, administration and management of the Plan. These recipients may be located throughout the world, including the United States. You authorize them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of stock on your behalf to a broker or other third party with

Exhibit 10.33

whom you may elect to deposit any shares of stock acquired pursuant to the Plan. You may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting Motorola Mobility; however, withdrawing your consent may affect your ability to participate in the Plan.

Acknowledgement of Discretionary Nature of the Plan; No Vested Rights

You acknowledge and agree that the Plan is discretionary in nature and limited in duration, and may be amended, cancelled, or terminated by Motorola Mobility, in its sole discretion, at any time. The grant of awards under the Plan is a one-time benefit and does not create any contractual or other right to receive an award in the future. Future grants, if any, will be at the sole discretion of Motorola Mobility, including, but not limited to, the timing of any grant, the amount of the award, vesting provisions, and the exercise price.

Definition of Terms

If a term is used but not defined, it has the meaning given such term in the Plan.

“Fair Market Value” is the closing price for a share of Motorola Mobility common stock on the last trading day before the date of grant or date of exercise, whichever is applicable. The official source for the closing price is the New York Stock Exchange Composite Transaction as reported in the Wall Street Journal, Midwest edition.

“Subsidiary” means an entity of which Motorola Mobility owns directly or indirectly at least 50% and that Motorola Mobility consolidates for financial reporting purposes.

Acceptance of Terms and Conditions

By accepting the Options, you agree to be bound by these terms and conditions, the Plan, any and all rules and regulations established by Motorola Mobility in connection with awards issued under the Plan.

Other Information about Your Options and the Plan

The Plan and the Prospectus for the Plan are available at http://my.mot-mobility.com/go/EquityAwards or send your request to Equity Administration, 6450 Sequence Drive, San Diego, CA 92121 or equityadmin@motorola.com.